                                                                  EXHIBIT 10.34





            OPTION, DEVELOPMENT, MANUFACTURE AND LICENSE AGREEMENT

                                    between

                         PENTOSE PHARMACEUTICALS, INC.

                                      and

                           V. I. TECHNOLOGIES, INC.

                               TABLE OF CONTENTS


1.   DEFINITIONS..........................................................    1
2.   GRANT OF OPTION......................................................    5
     2.1 Option Grant.....................................................    5
     2.2 Exercise of Option...............................................    5
3.   ACTIVITIES DURING OPTION PERIOD......................................    6
     3.1 Research Program.................................................    6
     3.2 Delivery of Materials............................................    6
     3.3 Inventions.......................................................    6
     3.4 Exchange of Information..........................................    6
4.   LICENSE GRANTS: MANUFACTURING AND MARKETING RIGHTS...................    6
     4.1 Exclusive License Grant..........................................    6
     4.2 Non-Exclusive License Grant......................................    7
     4.3 Sublicenses......................................................    7
     4.4 Limitation of License Grant......................................    7
5.   COOPERATIVE DEVELOPMENT WORK.........................................    7
     5.1 Objective........................................................    7
     5.2 Steering Committee...............................................    8
     5.3 Project Committees...............................................    8
     5.4 Development Plan and Budget......................................    8
     5.5 Exchange of Information..........................................    8
     5.6 Records..........................................................    8
     5.7 Funding of the Cooperative Development Work......................    9
     5.8 Commercial Supply of Compounds...................................    9
     5.9 Vitex Responsibilities...........................................   10
     5.10 Commercialization...............................................   10
     5.11 First Commercial Sale...........................................   10
     5.12 Sales Targets...................................................   10
     5.13 Inspection Rights...............................................   10
     5.14 General Disagreements...........................................   11
6.   PAYMENTS AND ROYALTIES...............................................   11
     6.1 Option Payments..................................................   11
     6.2 Development Milestone Payments...................................   11
     6.3 Stock Purchase Agreement.........................................   12
     6.4 Sales Milestone Payments.........................................   12
     6.5 Payments Contingent on Amendments to Territory 2.................   14
     6.6 Payment Terms....................................................   14
     6.7 Base Royalty Pentose Share of Vitex Revenues.....................   14
     6.8 Minimum Royalty..................................................   15
     6.9 Sublicense Royalties.............................................   15
     6.10 Royalty Reports, Exchange Rates.................................   15
     6.11 Audits..........................................................   16

                               TABLE OF CONTENTS

                                  (continued)

     6.12 Royalty Payment Terms...........................................   16
     6.13 Interest on Late Payments.......................................   16
     6.14 Third Party Royalties...........................................   16
7.  INTELLECTUAL PROPERTY RIGHTS..........................................   17
     7.1 Ownership of Option Period Inventions, Program Technology and
          Program Patent Rights...........................................   17
     7.2 Pentose's Right to Exploit Compound Intellectual Property........   17
     7.3 Cooperation of Employees.........................................   17
     7.4 Prosecution of Parties' Own Patent Rights........................   18
     7.5 Prosecution of Joint Patent Rights...............................   18
     7.6 Joint Patent Costs...............................................   18
     7.7 Discontinuance of Patent Prosecution.............................   18
8.  ENFORCEMENT OF PATENT RIGHTS..........................................   19
9.  TRADEMARKS............................................................   19
10. TERM AND TERMINATION..................................................   19
     10.1 Term............................................................   19
     10.2 Termination by Either Party.....................................   20
     10.3 Termination by Pentose..........................................   20
     10.4 Termination by Vitex............................................   20
     10.5 Effect of Termination...........................................   20
     10.6 Survival........................................................   20
     10.7 Remedies........................................................   20
11. WARRANTY OF AUTHORITY.................................................   21
12. INDEMNITY.............................................................   21
     12.1 Vitex Indemnity Obligations.....................................   21
     12.2 Pentose Indemnity Obligations...................................   21
     12.3 Procedure.......................................................   21
13. CONFIDENTIALITY.......................................................   22
     13.1 Nondisclosure Obligations.......................................   22
     13.2 Publications....................................................   23
     13.3 Use of Consultants..............................................   24
     13.4 Injunctive Relief...............................................   24
14. MISCELLANEOUS.........................................................   24
     14.1 Force Majeure...................................................   24
     14.2 Assignment......................................................   24
     14.3 Severability....................................................   25
     14.4 Notices.........................................................   25
     14.5 Arbitration.....................................................   26
          14.5.1 General..................................................   26
          14.5.2 Procedure................................................   26
     14.6 Applicable Law..................................................   27
     14.7 Entire Agreement................................................   27
     14.8 Headings........................................................   27

                               TABLE OF CONTENTS

                                  (continued)

     14.9  Independent Contractors........................................   27
     14.10 Public Announcements...........................................   28
     14.11 Waiver.........................................................   28
     14.12 Counterparts...................................................   28
     14.13 Further Assurances.............................................   28
     14.14 Bankruptcy.....................................................   28

EXHIBIT A DEVELOPMENT COSTS

EXHIBIT B PENTOSE PATENT RIGHTS

                                 Confidential


            OPTION, DEVELOPMENT, MANUFACTURE AND LICENSE AGREEMENT

     This Option, Development, Manufacture and License Agreement ("Agreement"), effective as of the Effective Date (as defined below), is entered into by and between Pentose Pharmaceuticals, Inc. ("Pentose"), a Delaware corporation with its principal place of business at 45 Moulton Street, Cambridge, Massachusetts 02138, and V.1. Technologies, Inc. ("Vitex"), a Delaware corporation with its principal place of business at 155 Duryea Road, Melville, New York 11747.

                                   RECITALS
                                   --------

     WHEREAS, Pentose owns proprietary rights to certain chemical compounds and methods which it distributes under the trademark INACTINE/TM/, for the inactivation of viral pathogens in blood products; and

     WHEREAS, Vitex has the rights to a method of viral inactivation with solvent/detergent technology for use in connection with pooled plasma for transfusion; and

     WHEREAS, the parties desire to enter into an agreement whereby Vitex will undertake an initial evaluation of the efficacy of combining the parties' respective technologies and further to develop and commercialize human plasma products virally inactivated using the respective technologies of the parties.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, Pentose and Vitex hereby agree as follows:

1.   DEFINITIONS.
     -----------

     When used in this Agreement, the following capitalized terms shall have the meaning set forth below.

     1.1 "Affiliate" means, respect to each party, any entity directly or indirectly controlled by, controlling, or under common control with such party.

     1.2  "ANRC" means the American National Red Cross.

     1.3 "ANRC Agreement" means the Supply, Manufacturing, and Distribution Collaboration Agreement between Vitex and the American National Red Cross, dated December 15, 1997.

     1.4 "Compounds" means Pentose's ethyleneimine oligomer compounds useful in the inactivation of viral pathogens, including without limitation, those compounds sold under the INACTINE/TM/ trademark.

                                 Confidential


     1.5 "Compound Processes" shall mean Pentose's proprietary methods of viral inactivation using the Compounds.

     1.6 "Confidential Information" shall have the meaning set forth in Section 13.1.

     1.7  "Cooperative Development Work" shall have the meaning set forth in
Section 5.1.

     1.8 "Cost of Goods" means, with respect to the Compounds, (a) the variable costs and fixed costs incurred by Pentose associated with the manufacture (inclusive of finishing processes) of batches of such Compounds or (b) if such Compounds are not manufactured by Pentose, the transfer price for batches of such Compounds purchased from third party manufacturers plus any variable costs incurred by Pentose in connection with such Compounds. For purposes of this
Section 1.8, "variable costs shall be deemed to be the cost of labor (including but not limited to quality control, product stability, regulatory costs, project management and contract administration), raw materials, supplies and other resources consumed in the manufacture of batches of such Compounds. For purposes of this Section 1.8, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the manufacture of batches of such Compounds. Fixed costs shall be allocated to such Compounds based upon the proportion of such costs directly attributable to support of the manufacturing process for such Compounds. If a facility is used to manufacture Compounds and products for other programs of Pentose, fixed costs shall be allocated in proportion to the use of such facility for the manufacture of Compounds and products for such other programs. Cost of Goods shall exclude all costs otherwise reimbursed pursuant to this Agreement, and shall exclude selling and general and administrative expenses except as otherwise set forth above. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in good faith in accordance with United States generally accepted accounting principles, consistently applied.

     1.9 "CPI" shall mean the Consumer Price Index (U.S. City Average) which became effective in January 1978 as compiled by the Bureau of Labor Statistics, United States, Department of Labor.

     1.10 "Development Costs" means all external costs and direct internal costs incurred by Pentose and Vitex in connection with the Cooperative Development Work plus indirect costs allocated to the Cooperative Development Work as approved by the Steering Committee (other than costs associated with the performance of clinical trials, process development, scale-up and manufacture of clinical or commercial product, and marketing, and other than costs associated with the manufacture, supply and delivery of Compounds) pursuant to standard cost accounting principles, consistently applied and used by Pentose and Vitex, as shall be more fully set forth by the Steering Committee and described in Exhibit A hereto.

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                                 Confidential

     1.11 "Effective Date" means the earlier of (i) thirty (30) days after execution of this Agreement by both parties or (ii) approval by both parties of the Research Program.

     1.12 "Fair Market Value" shall have the meaning set forth in Section 6.2.

     1.13 "Field" means the treatment of pooled human blood plasma for transfusion with both Solvent Detergent Products and Compounds.

     1.14 "First Commercial Sale" of the Products in each country shall mean the first sale for use or consumption by the general public of the Products in such country.

     1.15 "Market Price" means the average closing price of the Pentose or Vitex stock, as applicable, as reported in The Wall Street Journal, for the thirty (30) trading days (or lesser number of trading days that such stock is publicly traded), ending on the date prior to the date the applicable stock purchase or stock issuance is consummated. As used in this definition, a "trading day" means a day during which such stock may be traded on the relevant exchange or over the counter.

     1.16 "Option" shall have the meaning as set forth in Section 2.1.

     1.17 "Option Period" means the period commencing on the Effective Date and terminating on the date which is the earlier of (i) twelve (12) months after the Effective Date, or (ii) the date of exercise of the Option by Vitex.

     1.18 "Option Period Invention" means any invention, discovery, or other technology (including proprietary biological materials, compounds or reagents), patentable or otherwise, conceived, reduced to practice, or otherwise developed in connection with the Research Program which relates to Pentose Technology.

     1.19 "Pentose Technology" means all present and future inventions, trade secrets, copyrights, data, regulatory submissions and other intellectual property of any kind (including the Compounds, the Compound Processes, any proprietary biological materials, compounds or reagents) including all confidential technical information in the possession of Pentose as of the Effective Date and during the term of this Agreement (but not including Pentose Patent Rights) which are owned or controlled by, or licensed (with the right to sublicense) to, Pentose, and which are necessary or useful for the manufacture, use or sale of the Compounds or Products, including without limitation any Program Technology or Option Period Inventions to the extent owned or controlled by Pentose.

     1.20 "Pentose Patent Rights" means all present and future domestic and foreign patents, patent applications, provisional patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part and renewals thereof, or substitutions therefor, and all reissues, reexaminations or extensions thereof, which are owned or controlled by, or licensed (with the right to sublicense) to, Pentose, and which are necessary or useful for

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                                 Confidential

the manufacture, use or sale of the Compounds, the Compound Processes or Products, including without limitation any Program Patent Rights and patent rights on Option Period Inventions to the extent owned or controlled by Pentose. Pentose Patent Rights existing as of the Effective Date are listed in Exhibit B hereto.

     1.21 "Product(s)" means products consisting of pooled human blood plasma intended for transfusion which are treated with both (i) one or more Compounds using the Compound Processes and (ii) the Solvent Detergent Products, and any disposables, delivery systems or other components of such products.

     1.22 "Product Unit" means two hundred (200) milliliters of frozen liquid Product, prepared in accordance with manufacturing specifications determined by the Steering Committee and intended for use in patients.

     1.23 "Program Patent" means those United States and foreign patents and patent applications, provisional patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part and renewals thereof; or substitutions therefor, and all reissues, reexarninations or extensions thereof; and the letters patent that may be issued thereon, relating to any invention, discovery, procedure, technique, program, creation, method, protocol, formula, trade secret or other technical information, conceived or reduced to practice by either party, solely or jointly, during and as part of the Cooperative Development Work, but not including Option Period Inventions.

     1.24 "Program Technology" means any inventions, discoveries, trade secrets, copyrightable works, know-how, data, regulatory submissions and other intellectual property of any kind (including any proprietary biological materials, compounds or reagents), but not including Program Patent Rights or Option Period Inventions, developed, conceived or created during and as part of the Cooperative Development Work.

     1.25 "Regulatory Approval" shall mean (1) in the United States, approval from the United States Food and Drug Administration for marketing and promotion of the Products, and (2) outside of the United States, an analogous order by the relevant governmental agency which requires regulatory approval prior to marketing and promotion of the Products in such non-U.S. country.

     1.26 "Research Program" shall have the meaning set forth in Section 3.1.

     1.27 "Solvent Detergent Product(s)" means (i) the products used to inactivate viruses that are referenced in the Product License Application submitted by the New York Blood Center and licensed to Vitex for Regulatory Approval on February 28, 1993 for solvent/detergent-treated human blood plasma, which product is a human blood plasma, pooled and treated to inactivate virus and intended for transfusion as such or (ii) any substantially similar successor products thereto developed by or on behalf of Vitex.

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                                 Confidential

Solvent Detergent Products do not include purified plasma derivatives, such as coagulation factor concentrates, fibrinogen, or immunoglobulin, prepared from virus-inactivated plasma.

     1.28 "Steering Committee" means the Steering Committee created pursuant to Section

     1.29 "Territory 1" means the territory consisting of the United States of America and Canada.

     1.30 "Territory 2" shall mean worldwide with the exception of Territory 1 and the following countries in which Vitex does not have an exclusive license to the Solvent Detergent Products: Albania, Austria, Belarus, Belgium, Bosnia, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece. Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein. Lithuania, Luxembourg, Macedonia, Monaco, Mongolia, Netherlands, Norway, Poland, Portugal, Republic of Moldavia, Romania, Russian Federation, Serbia, Slovakia, Slovenia, South Africa, Spain, Sweden, Switzerland, Ukraine, United Kingdom, and Vietnam.

     1.31 "Valid Claim" shall mean any claim of (i) a pending patent application that has neither lapsed nor become abandoned, provided that (a) such pending patent application does not remain pending for more than five (5) years from the date of filing for any patent application filed in any country within Territory 1 or Territory 2 other than Japan. or seven (7) years for any patent application filed in Japan (unless the parties agree to longer patent issuance delay periods, which agreement shall not be unreasonably withheld by Vitex), and (b) any such delay in patent issuance in any such country is not reasonably attributable to circumstances beyond Pentose's control, or (ii) an issued, unexpired patent that has not been held invalid or unenforceable by a patent office or court of competent jurisdiction in any unappealed or unappealable decision, including without limitation any such issued, unexpired patent the application for which had remained pending for greater than the time periods set forth in (i) above.

2.   GRANT OF OPTION.
     ---------------

     2.1  Option Grant. For the duration of the Option Period, Vitex shall have
          ------------
an exclusive option ("Option"), to be exercised at Vitex's sole discretion, to acquire the licenses described in Section 4 hereof.

     2.2  Exercise of Option. The Option may be exercised by written notice
          ------------------
given by Vitex to Pentose during the period commencing ninety (90) days after the Effective Date and ending upon expiration of the Option Period. Such Option shall be exercisable only if Vitex shall have made timely payment of the amounts set forth in Section 6.1 hereof. Upon timely exercise of the Option, the license grants set forth in Section 4 shall become effective and the Cooperative Development Work described in Section 5 shall commence.

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                                 Confidential

     3.   ACTIVITIES DURING OPTION PERIOD.
          -------------------------------

     3.1  Research Program. During the Option Period, Vitex shall perform and
          ----------------
have the right to perform, at its facilities an evaluation of the use of the Compounds for viral inactivation of Products for applications in the Field pursuant to a written research program as mutually agreed to by the parties prior to the initiation of the research (the "Research Program").

     3.2  Delivery of Materials. Promptly after the Effective Date, and during
          ---------------------
the Option Period, Pentose agrees to provide Vitex with quantities of the Compound as requested by Vitex and as are reasonably available for the purpose of conducting the Research Program. Vitex shall pay to Pentose fifty percent (50%) of Pentose's Cost of Goods for quantities of such Compound provided to Vitex during the Option Period, except that in the event that Pentose's Cost of Goods for quantities of Compound provided to Vitex during the Option Period exceeds twenty thousand dollars ($20,000 U.S.), Vitex shall pay to Pentose one hundred percent (100%) of Pentose's Cost of Goods for quantities of Compound provided thereafter. In the event that Vitex does not exercise the Option within the time permitted pursuant to Section 2.2 hereof; or otherwise upon completion of the Research Program, Vitex shall return to Pentose any remaining quantities of the Compound.

     3.3  Inventions. In the event that Vitex does not exercise the Option
          ----------
pursuant to Section 2.2 hereof; all Option Period Inventions shall be the sole property of Pentose. In such event, Vitex agrees to cooperate with and assist Pentose, at Pentose' s expense, in signing or obtaining signatures for or executing any legal document reasonably requested by Pentose to transfer all right, title and interest in any Option Period Invention to Pentose. In the event that Vitex executes the Option pursuant to Section 2.2 hereof; all Option Period Inventions shall be treated in accordance with the provisions of Section 7 hereto.

     3.4  Exchange of Information. The parties shall exchange all material
          -----------------------
information developed pursuant to the Research Program, including without limitation all information relating to Option Period Inventions. Such exchange of information shall occur subject to the provisions of Section 13 hereof.

     4.   LICENSE GRANTS: MANUFACTURING AND MARKETING RIGHTS.
          --------------------------------------------------

     4.1  Exclusive License Grant. Subject to the terms and conditions of this
          -----------------------
Agreement, and conditional upon Vitex's exercise of the Option as provided in
Section 2.2, Pentose hereby grants to Vitex the exclusive right and license under the Pentose Patent Rights and Pentose Technology to use, have used, make, have made, promote, distribute, market, sell, offer for sale, have sold, import and have imported Products in Territory 1 for applications in the Field; provided, however that if Vitex ceases to hold an exclusive license to the Solvent Detergent Products in Territory 1, the license granted in this Section
4.1 shall become non-exclusive to the extent necessary to permit Pentose to

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                                 Confidential


grant similar licenses to other parties holding a license to the Solvent Detergent Products, but will in no event contain terms less favorable to Vitex than are the terms of any such similar license granted to such other parties with respect to Territory 1. Notwithstanding the foregoing, no license is granted hereunder to make or have made Compounds except as set forth in Section 5.8.

     4.2  Non-Exclusive License Grant. Subject to the terms and conditions of
          ---------------------------
this Agreement, and conditional upon Vitex's exercise of the Option as provided in Section 2.2. Pentose hereby grants to Vitex the non-exclusive right and license under the Pentose Patent Rights and Pentose Technology to use, have used, make, promote, distribute, market, sell, offer for sale, have sold, import and have imported Products in Territory 2 for applications in the Field. To the extent that the terms of the license between Vitex and the New York Blood Center for solvent detergent treatment of plasma for transfusion may be amended in the future to include countries excluded from Territory 2 under the current terms of that license, then Vitex shall be granted a non-exclusive right and license under the Pentose Patent Rights and Pentose Technology to use, have used, make, promote, distribute, market, sell, offer for sale, have sold, import and have imported Products in such countries for applications in the field. Notwithstanding the foregoing, no license is granted hereunder to make or have made Compounds except as set forth in Section 5.8.

     4.3  Sublicenses. Vitex shall have the right to grant sublicenses of the
          -----------
right to promote, distribute, market and sell the Products in Territory I and Territory 2, and shall have the right to grant sublicenses of the right to make Products in Territory 1 only, provided that Pentose consents in writing in advance to each such sublicense, which consent shall not be unreasonably withheld or delayed. Vitex shall not have the right to grant sublicenses of the right to make Products in Territory 2, except that Vitex may subcontract the right to make Products in Territory 2 for sale solely by Vitex, provided that no such subcontractor shall be permitted to distribute, market or sell any such Products in Territory 2.

     4.4  Limitation of License Grant. Notwithstanding anything contained in
          ---------------------------
this Section 4 or elsewhere in this Agreement, neither Vitex nor any sublicensees shall have any license or distribution rights hereunder with respect to (a) the Compounds alone or (b) the Compounds used in combination with any products or blood products other than Products.

5.   COOPERATIVE DEVELOPMENT WORK
     ----------------------------

     5.1  Objective. Upon completion of the Research Program, and conditional
          ---------
upon Vitex's exercise of the Option, Pentose and Vitex shall work together to further develop and obtain Regulatory Approval for the Products ("Cooperative Development Work").

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                                 Confidential


     5.2  Steering Committee. Pentose and Vitex will appoint a four (4) person
          ------------------
Steering Committee consisting of two (2) senior executives designated by each company. The purpose of the Steering Committee will be to coordinate the overall relationship of the parties under this Agreement and to review and manage the research, development and marketing of Products. Product specifications recommended by the parties shall not be deemed finalized until they are approved by the Steering Committee. The Steering Committee shall meet from time to time as appropriate, but no less frequently than four (4) times during each calendar year, alternating between the offices of the parties, unless the parties shall agree otherwise. The Steering Committee shall review and approve budgets, resource allocations, sales and marketing plans and expenditures. All decisions of the Steering Committee shall be made by unanimous vote, with Pentose and Vitex each having one vote regardless of the number of representatives attending any meeting. In the event the Steering Committee is unable to resolve any matter before it, the procedure set forth in Section 5.14 shall be followed. Notwithstanding the foregoing, the final decision on all matters pertaining to the sales and marketing of Products, and with respect to clinical trials involving Products, shall be made by Vitex, after giving due respect to the opinions of Pentose.

     5.3  Project Committees. To assist the Steering Committee in its work,
          ------------------
the Steering Committee may, from time to time, at its sole discretion, create project committees, whose members may include Steering Committee or non-Steering Committee members. A project committee shall only have that authority specifically granted to it by the Steering Committee.

     5.4  Development Plan and Budget. The Cooperative Development Work shall
          ---------------------------
be conducted in accordance with an annual development plan which shall describe the work to be undertaken with respect to the development of the Products, and which shall include an annual budget.

     5.5  Exchange of Information. While the Cooperative Development Work is
          -----------------------
being performed, the parties shall exchange all information developed pursuant to the Cooperative Development Work and necessary or useful to the other party's performance of the Cooperative Development Work and including without limitation the exchange of Program Technology relating to the Field. Such exchange of information shall occur subject to the provisions of Section 13 hereof.

     5.6  Records. Each party shall maintain detailed records which accurately
          -------
identify its expenditures in connection with the Cooperative Development Work, which records each party shall retain for five (5) years after the end of the calendar year in which expenses were incurred. The records shall conform to generally accepted cost accounting principles consistently applied. Each party shall have the right, at its own expense, during the period of the Cooperative Development Work and during the subsequent five (5) year period to appoint an independent public accountant reasonably acceptable to the other party to inspect said records. Upon reasonable notice from the other party (the "Requesting Party"), a party (the "Reviewed Party") shall make its

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records available during regular business hours for inspection by the independent public accountant at the place or places where the Reviewed Party customarily keeps such records, to the extent reasonably necessary to verify the accuracy of the expenditures. The right of inspection shall not be exercised by a party more than once in any calendar year.

     5.7  Funding of the Cooperative Development Work. Vitex shall bear sixty-
          -------------------------------------------
five percent (65%) of the annual Development Costs and Pentose shall bear thirty-five percent (35%) of the annual Development Costs as defined in Exhibit
A. Vitex shall bear all costs and expenses in connection with clinical trials of the Products, Product manufacturing, process development and scale-up, and marketing. Within sixty (60) days of the close of each calendar year, each party shall provide to the other party a report setting forth such party's actual Development Costs for such year. Vitex will, within ninety (90) days after the end of each calendar year, provide Pentose with an additional written report setting forth the total actual Development Costs of the parties for such calendar year. and such additional report shall reconcile the amounts of Development Costs paid by each party during such year with the amounts due from each party. Together with the said report, Vitex will either make a payment to Pentose or issue to Pentose an invoice for any balance due.

     5.8  Commercial Supply of Compounds. Pentose shall have the exclusive
          ------------------------------
right to manufacture or have manufactured the Compounds used in the Products. Pentose shall maintain a Drug Master File, meeting the requirements of the United States Food and Drug Administration containing manufacturing and other information pertaining to the Compounds, and shall at all times use commercially reasonable efforts to supply, or have supplied, Vitex's demand for the Compounds used in the Products. The parties shall agree in good faith upon a forecasting, order, supply and delivery mechanism for the Compounds to be set forth in a Manufacturing and Supply Agreement to be executed by the parties prior to commencement of any multi-site clinical studies for Products, which agreement shall also include provisions for Vitex to make or otherwise obtain Compounds should Pentose fail to meet orders placed by Vitex for certain periods and under certain conditions to be specified in such agreement. In consideration of Pentose's manufacture, supply and delivery of Compounds, Vitex agrees to pay Pentose (i) sixty-five percent (65%) of Pentose's Cost of Goods for such Compounds when used in connection with the Cooperative Development Work, except that Vitex shall pay one hundred percent (100%) of Pentose's Cost of Goods for such Compounds used in connection with clinical trials, including but not limited to scale up therefor, and (ii), Pentose's Cost of Goods for such Compounds plus a manufacturing margin determined in good faith by Pentose for such Compounds when used as a component of Products sold or transferred to third parties, except that in no event shall such payment exceed $2.00 per Product Unit, adjusted annually by the change in the CPI.

     Upon the written request of Vitex, Pentose shall permit an independent public accountant selected by Vitex and acceptable to Pentose, which acceptance shall not be unreasonably withheld, to have access during normal business hours to records of Pentose related to Pentose's Cost of Goods for the Compounds, as may be reasonably necessary

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                                 Confidential


to verify the accuracy of the Cost of Goods for such Compounds as stated by Pentose. All such verifications shall be conducted at Vitex's expense and not more than once in each calendar year. The fees charged by such representative shall be paid by Vitex unless the audit discloses that the Cost of Goods stated by Pentose for the audited period is incorrect by more than five percent (5%), in which case Pentose shall pay the reasonable fees and expenses charged by such representative. Vitex agrees that all information subject to review under this
Section 5.8 shall be subject to the confidentiality provisions of Section 13.

     5.9  Vitex Responsibilities. Vitex or its approved sublicensees shall be
          ----------------------
responsible for all aspects relating to scale-up, production, clinical trials, Regulatory Approval, marketing and distribution of each Product, other than as the foregoing relate to the manufacture of Compounds by Pentose. Vitex shall promptly provide Pentose with copies of all regulatory exchanges and documentation and give reasonable notice to Pentose of scheduled meetings with the United States Food and Drug Administration and other regulatory agencies. Pentose shall have the right to attend such meetings as an observer.

     5.10 Commercialization. Vitex and its approved sublicensees shall use
          ------------------
all commercially reasonable efforts to market and sell Products within Territory 2 and in all countries within Territory 1, unless otherwise agreed by the parties. In no event shall the marketing efforts of Vitex or its sublicensees hereunder with respect to the Products be less diligent than those efforts Vitex or its sublicensees make with respect to their own products of similar commercial potential.

     5.11 First Commercial Sale. In addition to and without limiting Vitex's
          ---------------------
obligations under Section 5.10, Vitex agrees that it (or any approved sublicensee) shall consummate the First Commercial Sale of a Product in Territory 1 within five (5) years of the exercise of the Option.

     5.12 Sales Targets. Within ninety (90) days of achieving Regulatory
          -------------
Approval in any country within Territory 1, and no less frequently than every ninety (90) days thereafter, the Steering Committee shall establish a twelve
(12) month rolling forecast of expected sales of Products within Territory 1 for each of the four subsequent quarters. In the event that sales of Products falls below eighty percent (80%) of such forecasted sales for a period of eighteen
(18) consecutive months, such occurrence is not reasonably attributable to circumstances beyond Vitex's control, and the amount of such sales total less than fifty million dollars ($50,000,000 U.S.) in such eighteen (18)-month period, Vitex's rights under Section 4.1 hereof shall become non-exclusive. The obligations of Vitex set forth in this Section 5.12 shall be in addition to and shall not limit Vitex's obligations under Section 5.10.

     5.13 Inspection Rights.  Pentose shall have the right, but not the
          -----------------
obligation, to inspect Vitex's manufacturing sites, validation and/or processing records (or those of any contractor of Vitex) on a confidential basis and upon reasonable notice and no more

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frequently than once in any twelve (12) month period, as they pertain to the use and implementation of the Pentose Patent Rights and the Pentose Technology.

     5.14 General Disagreements. All disputes of the Steering Committee not
          ---------------------
subject to resolution by Vitex alone shall be subject to the following:

     (a) The representatives to the Steering Committee will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute.

     (b) In the event that the dispute is not resolved after the period specified in clause (a), the representatives shall promptly present the disagreement to the Chief Executive Officers of Pentose and Vitex or a designee of such Chief Executive Officer reasonably acceptable to the other party.

     (c) Such executives shall meet or discuss in a telephone or video conference each of such party's views and explain the basis for such dispute.

     (d) If such executives cannot resolve such disagreement within sixty (60) days after such issue has been referred to them, then such dispute shall be referred to arbitration as described in Section 14.5 hereof.

6.   PAYMENTS AND ROYALTIES.
     ----------------------

     6.1  Option Payments. In consideration for the Option described in
          ---------------
Section 2 hereof and, with respect to the payment under Section 6.1(c), the exercise thereof; Vitex shall make the following cash payments to Pentose:

     (a) a non-refundable payment of two hundred fifty thousand dollars ($250,000 U.S.), due and payable upon the Effective Date; and

     (b) a non-refundable payment of two hundred fifty thousand dollars ($250,000 U.S.), due and payable ninety (90) days following the Effective Date, except that in the event that this Agreement is terminated by Vitex pursuant to
Section 10.4 prior to such date, such payment shall not be due; and

     (c) a non-refundable payment of seven hundred fifty thousand dollars ($750,000 U.S.), due and payable upon exercise of the Option by Vitex.

     6.2  Development Milestone Payments. In consideration for the grants of
          ------------------------------
license described in Section 4 hereof; Vitex shall purchase shares of Pentose Common Stock according to the following terms and schedule:

     (a) Purchase shares of Pentose Common Stock having a value equal to one million dollars ($1,000,000 U.S.) upon filing of the first investigational new drug application in the United States for the Product in the form of and at appear share purchase price equal to (i) if Pentose is publicly traded, Common Stock at the Market

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                                 Confidential


Price plus twenty percent (20%), or (ii) if then privately held, (1) the per share purchase price paid by a purchaser in the most recent arms-length transaction involving the purchase of the Pentose's Common Stock, or (2) if no such arms-length transaction has taken place within ninety (90) days of the occurrence of the applicable milestone, the fair market value of the per share purchase price set by the Pentose Board of Directors (each of (1) and (2), alternatively, the "Fair Market Value"). Notwithstanding the foregoing, the per share purchase price of Pentose's Common Stock under this Section 6.2(a) shall in no event (subject to the last sentence of this Section 6.2(a)) be lower than three dollars ($3.00 U.S.) per share. Vitex shall have the right to appoint, at Vitex's expense, an independent appraiser acceptable to Pentose for the purpose of making an appraisal of the value of Pentose's Common Stock at the time of the occurrence of the milestone described in this Section 6.2(a). In the event that such appraisal results in a valuation of Pentose's Common Stock at one dollar fifty cents ($1.50 U.S.) per share or less, Vitex and Pentose will renegotiate the price of such stock purchase or, alternatively, Vitex may at its sole option make such milestone payment in cash.

     (b) Purchase shares of Pentose Common Stock having a value equal to five hundred thousand dollars ($500,000 U.S.) upon initiation of the first Phase II Clinical Trials for the first Product in the United States, in the form of and at a per share purchase price equal to (i) if Pentose is publicly traded, Common Stock at the Market Price plus twenty percent (20%), or (ii) if then privately held, the Fair Market Value.

     (c) Purchase shares of Pentose Common Stock having a value equal to five hundred thousand dollars ($500,000 U.S.) upon initiation of the first Phase III Clinical Trials for the first Product in the United States, in the form of and at a per share purchase price equal to (i) if Pentose is publicly traded, Common Stock at the Market Price plus twenty percent (20%), or (ii) if then privately held, Fair Market Value.

     (d) Purchase shares of Pentose Common Stock having a value equal to one million dollars (31,000,000 U.S.) upon the filing of the first Biologics License Application in the United States for the first Product in the form of and at a per share purchase puce equal to (i) if Pentose is publicly traded, Common Stock at the Market Price plus twenty percent (200h), or (ii) if then privately held, the Fair Market Value.

     6.3  Stock Purchase Agreement.  The purchases of equity set forth above
          ------------------------
will be made in accordance with a separate stock purchase agreement to be entered into between the parties containing representations and warranties customary for transactions of this nature.

     6.4  Sales Milestone Payments.  In addition to the option payments
          ------------------------
described in Section 6.1 and the Development Milestone Payments described in
Section 6.2, Vitex shall make the following payment. to Pentose upon the following terms and schedule:

     (a) A non-refundable payment of two million dollars ($2,000,000 US.) upon First Commercial Sale of the first Product in the United States

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     (b)  A non-refundable payment of one million five hundred thousand dollars
($1,500,000 U.S.) which shall accrue on the first business day after the close of the calendar month in which cumulative gross males of Product by Vitex or its sublicensees, agents, distributors or representatives in all countries of the world total two hundred fifty million dollars ($250,000,000 U.S.) in the aggregate.

     (c) A non-refundable payment of two million dollars ($2,000,000 U.S.) which shall accrue on the first business day after the close of the calendar month in which cumulative gross sales of Products by Vitex or its sublicenses, agents, distributors or representatives in all countries of the world total three hundred fifty million dollars ($350,000,000 U.S.) in the aggregate.

The payments set forth in this Section 6.4 may be made, at Vitex's option, (i) in cash, or (ii) in shares of Vitex Common Stock, valued at the Market Price on the date the milestone payment is due under Section 6.5, which stock shall be subject to demand registration rights with the U.S. Securities and Exchange Commission and shall be freely transferable by Pentose sixty (60) days after demand, on a national U.S. securities exchange or on the Nasdaq National Market. In the event that such stock does not become freely transferable by Pentose within sixty (60) days after SEC filing, such filing to occur within twenty (20) days of demand, such payment shall be made in cash. In the event that Vitex elects payment option (ii), to the extent that (a) any broker's fees, commissions or other transaction costs are associated with Pentose's sale of such stock, or (b) any reduction in the price of such stock prior to the sale of such stock by Pentose reduces the amount realized by Pentose upon the subsequent sale of such stock by Pentose, Vitex shall, within five (5) days of being notified of any such shortfall pay the amount of such shortfall to Pentose in cash, provided that Pentose shall make reasonable efforts to sell all such Vitex stock within six (6) months of issue thereof to Pentose. Notwithstanding the foregoing, Vitex shall, with respect to each payment set forth in this Section 6.4, make such payment in cash, if any of the following conditions occur.

     . The number of shares of stock required to be issued to Pentose by Vitex (based upon the Market Price of the stock and the payment amount) is greater than the total number of shares traded in the twenty (20) trading days preceding the occurrence of the applicable milestone.

     . The Market Price of Vitex Common Stock has declined by an amount equal to or greater than twenty percent (20%) in the twenty (20) trading days preceding the occurrence of the applicable milestone.

     . The Vitex Common Stock has, prior to the occurrence of the applicable milestone, been delisted from the exchange on which it had first been traded.

     . The aggregate Market Price of Vitex Common Stock is less than seventy-five million dollars ($75,000,000 U.S.) as of the date of the applicable milestone.

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     6.5  Payments Contingent on Amendments to Territory 2. To the extent that
          ------------------------------------------------
the terms of the license between Vitex and the New York Blood Center for solvent detergent treatment of plasma for transfusion may be amended in the future to include countries excluded from Territory 2 under the current terms of this Agreement, then Vitex shall make the following, nonrefundable payments according to the following schedule:

     (a) Two hundred and fifty thousand dollars ($250,000 U.S.) per country in France, Germany, Italy, Spain, and United Kingdom upon First Commercial Sale in such country.

     (b) One hundred and twenty five thousand dollars ($125,000 U.S.) per country for the First Commercial Sale in any country other than France, Germany, Italy, Spain, and United Kingdom.

The total of such payments under this Section 6.5 shall not exceed two million dollars ($2,000,000 U.S.) in the aggregate.

     6.6  Payment Terms.
          -------------

     Within twenty (20) days following the occurrence of each of the milestones set forth in Sections 6.2 and 6.4 above, Vitex shall: (i) pay to Pentose in United States dollars by certified or bank check or wire transfer the payments set forth above; or (ii) issue the equity in the manner set forth above. Payments made to Pentose pursuant to Sections 6.1.6.2 and 6.4 are not refundable under any circumstances and will not be credited against any royalty payments due Pentose hereunder.

     6.7  Base Royalty Pentose Share of Vitex Revenues. In consideration for
          --------------------------------------------
the licenses granted by Pentose to Vitex, and in addition to the payments set forth above, Vitex shall, on a quarterly basis and subject to the minimum royalty provisions of Section 6.7 below, pay to Pentose a royalty equal to the greater of the following:

     . One-third (1/3) of any difference between the Base Price for a single deactivated plasma product ("SD/Plasma") charged to ANRC under Section 5.1(a) of the ANRC Agreement as defined in and as adjusted from time to time pursuant to the terms thereof, and any such higher sales price charged to ANRC and/or negotiated by Vitex and ANRC with respect to distribution of the Products, per Product Unit sold.

     . One-half (1/2) of the one-third of the increase in the "average selling price" (as defined in the ANRC Agreement) per Product Unit over $110 per Product Unit (the "Increase Margin") due by the ANRC to Vitex under Section 5.1(a) of the ANRC Agreement (i.e., one-sixth (1/6) of the Increase Margin).

Pentose and Vitex acknowledge that the purpose of the payment provisions set forth in this Section 6.6 is to enable Pentose to derive a fair share of the increased revenue of Vitex related to the distribution of the Products as compared to the distribution of existing

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products under the ANRC Agreement. Therefore, in the event that (i) ANRC ceases to be the exclusive distributor of the Products in Territory 1, (u) the relevant provisions of the ANRC Agreement are otherwise amended or altered such as to render the base royalty provisions set forth in this Section 6.6 inapplicable or otherwise to frustrate the purpose thereof, or (iii) sales are to be made other than by ANRC, in each case Pentose and Vitex agree that they shall in good faith renegotiate such provisions or negotiate additional provisions, taking into account such purpose, and recognizing that Pentose shall be entitled to an equitable share of Vitex's revenues related to the distribution of the Products whether such revenues of Vitex derive from royalty payments, upfront payments, milestone payments, or any other form of payment. Vitex agrees that it shall consult with Pentose as to any negotiations between Vitex and ANRC (or such other sublicensee) with respect to distribution of the Products and any amendment of the ANRC Agreement that would materially adversely affect the operation of this provision.

Notwithstanding the foregoing, in any country where (i) the Product is not covered by a Valid Claim of a Pentose Patent Right or a Program Patent Right, and (ii) Vitex or its subdistributor experiences a decline over a period of six
(6) months in sales of greater than fifty percent (50%) due to the introduction of products in the market that (a) would infringe a Pentose Patent Right or a Program Patent Right were the Product covered by a Valid Claim thereof, and (b) are competitive with the Products, the royalty rates pursuant to this Section 6.6, or, if applicable, the Minimum Royalty (as defined in Section 6.7), shall be reduced by fifty percent (50%).

     6.8  Minimum Royalty. Subject to the provisions of the last paragraph of
          ---------------
Section 6.6 hereof, in no event shall the royalty paid by Vitex to Pentose hereunder be lower than $5.50 for any Product Unit sold (the "Minimum Royalty"), which Minimum Royalty shall be adjusted by the change in the CPI each year commencing with the First Commercial Sale and on each anniversary thereafter during the term of this Agreement.

     6.9  Sublicense Royalties. If Vitex grants a sublicense hereunder to any
          --------------------
third party pursuant to Section 4.3 hereof, Vitex shall pay to Pentose royalties on sales of Products sold by such third party according to the royalty provisions of Sections 6.6 (including any renegotiations thereunder) and 6.7 hereof.

     6.10 Royalty Reports, Exchange Rates. During the term of this Agreement
          -------------------------------
following the First Commercial Sale of the Products in either Territory 1 or Territory 2, Vitex shall within sixty (60) days after each calendar quarter furnish to Pentose a written quarterly report showing: (i) the gross sales of the Products sold by Vitex and its permitted sublicensees during the reporting period and the calculation of royalties from such gross sales; (ii) the royalty due thereon; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; and (iv) the exchange rates used in determining the amount of United States dollars. For the purposes of calculating royalties due hereunder, all sales in currencies other than United States dollars shall first be converted into United States dollars, based upon the applicable rates set forth in The Wall Street Journal as of the closing date of the relevant calendar quarter. If no royalty is due

                                 Confidential

for any royalty period hereunder, Vitex shall so report. Vitex shall keep complete and accurate records in sufficient detail to properly reflect all Product sales and to enable the royalties payable hereunder to be determined.

     6.11 Audits. Upon the written request of Pentose, Vitex shall permit an
          ------
independent public accountant selected by Pentose and acceptable to Vitex, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of Vitex as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted at Pentose's expense and not more than once in each calendar year. In the event such independent accountant concludes that additional royalties were owed to Pentose during such period, the additional royalty shall be paid by Vitex within thirty (30) days of the date Pentose delivers to Vitex such representative's written report so concluding. The fees charged by such representative shall be paid by Pentose unless the audit discloses that the royalties payable by Vitex for the audited period are incorrect by more than five percent (5%), in which case Vitex shall pay the reasonable fees and expenses charged by such representative. Vitex shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Pentose, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Pentose's representatives to the same extent required of Vitex under this Agreement. Pentose agrees that all information subject to review under this Section 6.10 or under any sublicense agreement shall be subject to the confidentiality provisions of Section 13.

     6.12 Royalty Payment Terms. Royalties shown to have accrued by each
          ---------------------
royalty report provided for under this Agreement shall be due sixty (60) days after the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing under this Agreement from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

     6.13 Interest on Late Payments. Any payments by Vitex to Pentose that
          -------------------------
are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at one (1) percentage point above the Prime Rate of interest declared from time to time by BankBoston in Boston, Massachusetts, calculated based upon the number of days payment is delinquent.

     6.14 Third Party Royalties. Pentose shall be responsible for payment of
          ---------------------
any future royalties or obligations owed to third parties pursuant to future agreements of Pentose relating to the Pentose Technology and the Pentose Patent Rights reasonably necessary for the exercise of the rights licensed from Pentose hereunder.

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7.  INTELLECTUAL PROPERTY RIGHTS.
    ----------------------------

     7.1  Ownership of Option Period Inventions, Program Technology and Program
          ---------------------------------------------------------------------
Patent Rights.  All right, title and interest in all Option Period Inventions
-------------
and patent rights thereon, Program Technology and Program Patent Rights that are discovered, made or conceived during the Option Period or during and as a result of the Cooperative Development Work solely by employees of Pentose or others acting on behalf of Pentose shall be owned by Pentose. AR right, title and interest in all Option Period Inventions and patent rights thereon, Program Technology and Program Patent Rights that are discovered, made or conceived during the Option Period or during and as a result of the Cooperative Development Work solely by employees of Vitex or others acting on behalf of Vitex shall be owned by Vitex (except, as set forth in Section 3.3 hereof, in the event that Vitex does not exercise the Option pursuant to Section 2.2 hereof). All right, title and interest in all Option Period Inventions and patent rights thereon, Program Technology and Program Patent Rights that are discovered, made or conceived during the Option Period or during and as a result of the Cooperative Development Work jointly by employees of Pentose and Vitex or others acting on their behalf shall be jointly owned by Pentose and Vitex (except, as set forth in Section 3.3 hereof, in the event that Vitex does not exercise the Option pursuant to Section 2.2 hereof). Each party shall promptly disclose to the other party the making, conception or reduction to practice of any Option Period Inventions, Program Technology and Program Patent Rights by employees or others acting on behalf of such party. The ownership rights set forth above are subject to the license grants set forth in Sections 4 and 7.2 hereof.

     7.2  Pentose's Right to Exploit Compound Intellectual Property. The
          ---------------------------------------------------------
parties recognize that Pentose endeavors to share improvements in technology relating to the Compounds among all its licensees, and that the sharing of such improvements benefits all such licensees. Consequently, notwithstanding anything contained in Section 7.1 to the contrary, Pentose shall have a non-exclusive, worldwide, royalty-free, perpetual right and license, with the right to grant sublicenses, to use, make, have made, sell and have sold all Option Period Inventions, Program Technology and Program Patent Rights that are discovered, made or conceived during the Option Period or during and as a result of the Cooperative Development Work solely by employees of Vitex or others acting on behalf of Vitex that relate to the Compounds or methods of pathogen inactivation that relate to the Compounds. Pentose shall not grant a sublicense to improvements solely owned by Vitex to any third party that does not grant reciprocal rights to improvements solely owned by such third party to Pentose. To the extent that such third party agreements include such royalty-free grant of reciprocal rights to Pentose, Vitex shall have the same right to exploit such third party improvements as may be exercised by Pentose thereunder at no additional cost to Vitex.

     7.3  Cooperation of Employees. Each party represents and agrees that its
          ------------------------
employees and consultants shall be obligated under a binding written agreement to assign to such party, or as such party shall direct, all Program Technology and Program Patent

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                                 Confidential


Rights made or conceived during and as a result of the Program by such employee or consultant. Pentose and Vitex agree to undertake to enforce such agreements with employees or others (including, where appropriate, by legal action) considering, among other things, the commercial value of such Program Technology and Program Patent Rights.

     7.4  Prosecution of Parties' Own Patent Rights. Pentose shall file,
          -----------------------------------------
prosecute and maintain Pentose Patent Rights and Program Patent Rights owned solely by Pentose. Vitex shall file, prosecute and maintain patents and patent applications on Program Patent Rights owned solely by Vitex.

     7.5  Prosecution of Joint Patent Rights. When any Program Technology that
          ----------------------------------
is owned jointly by Pentose and Vitex may reasonably be considered patentable, Pentose shall be responsible for filing a patent application therefor as soon as reasonably possible. No later than nine (9) months following the filing date of any such applications, the parties shall consult together, through the Steering Committee or otherwise, and agree whether such application shall be: abandoned without replacement; abandoned and refiled; proceeded with in the country of filing only; or used as the basis for a claim of priority under the Paris Convention for corresponding applications in other countries. Pentose shall be responsible for prosecution and maintenance of Program Patent Rights jointly owned by Pentose and Vitex that relate to Compounds or methods of pathogen inactivation that relate to Compounds. Vitex shall thereafter be responsible for prosecution and maintenance of all other jointly owned Program Patent Rights.

     7.6  Joint Patent Costs. Each party shall reimburse the other party for
          ------------------
fifty percent (50%) of the reasonable costs of filing, prosecuting and maintaining patents and patent applications for which such other party is responsible under Section 7.5. Notwithstanding the foregoing, upon written notice, either party may elect not to share in the prosecution or maintenance costs as described in this Section 7.6 related to a patent or patent application in a particular country and incurred by the other party after receipt of that notice; and in such event the party electing to cease paying costs will grant to the other party all of its patent rights associated with such patent in such country.

     7.7  Discontinuance of Patent Prosecution. Each party shall give thirty
          ------------------------------------
(30) days advance notice (the "Discontinuance Election") to the other party of any decision to cease, preparation, filing, prosecution and maintenance of a Program Patent Right (a "Discontinued Patent") provided, however, that abandonment of a patent application in favor of a continuation or a continuation-in-part thereof shall not constitute discontinuance of the patent application. In such case, the other party may elect at its sole discretion to continue preparation, filing, prosecution or maintenance of the Discontinued Patent at its sole expense. Such other party shall thereafter own any such patent application and patents maturing therefrom; and the party making the Discontinuance Election shall execute such documents and perform such acts as may be reasonably necessary for the other party to file or to continue prosecution or maintenance, including assigning ownership of such patents and inventions to such electing party. Discontinuance may be on a country-by-country basis or for a patent application to a patent series in total.

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8.   ENFORCEMENT OF PATENT RIGHTS.
     ----------------------------

     Pentose and Vitex shall each promptly notify the other in writing of any alleged or threatened infringement in the Field of patents or patent applications included in the Pentose Patent Rights or Program Patent Rights of which they become aware. Pentose and Vitex shall then confer and may agree jointly to prosecute any such infringement. The party owning or controlling patents or patent applications alleged or threatened to be infringed shall control the joint litigation in the event of any dispute between the parties with respect to any aspect of the litigation. With respect to Program Patent Rights covering patents or patent applications jointly owned by Pentose and Vitex, Pentose shall control any litigation relating to Compounds or methods of pathogen inactivation relating to Compounds and Vitex shall control all other such litigation, and each party shall pay fifty percent (50%) of the costs of such suit or action. Neither party shall have the right to settle any patent infringement litigation under this Section 8 in a manner that diminishes the rights or interests of the other party without the express written consent of such other party.

9.   TRADEMARKS.
     ----------

     Vitex and its distributors shall include all trademarks, logos or other indicia of origin of Pentose designated by Pentose in a prominent manner on all labels, packaging, literature and promotional materials for the Products and shall mark all Products as necessary to comply with applicable patent statutes so as to reasonably protect Pentose Patent Rights. Vitex shall provide to Pentose for review copies of all proposed uses of such marks. Vitex and its distributors shall include on material bearing such marks an acknowledgement that such marks are the property of Pentose. If necessary in any market to maintain Pentose's rights in Pentose's marks, Vitex and its distributors shall enter into a registered user agreement regulating the use by Vitex or its distributors of Pentose's marks. Except as provided in this Section 9, no rights to Pentose marks are hereby granted to Vitex.

     10.  TERM AND TERMINATION.
          --------------------

     10.1 Term. This Agreement will commence on the Effective Date and, unless
          ----
terminated in accordance with the terms hereof, shall continue in effect on a country by country basis until fifteen (15) years after the First Commercial Sale in such country, except that in the event that Pentose Patent Rights or Program Patent Rights in any country within Territory 1 or Territory 2 expire after such fifteen-year period, then this Agreement shall continue, in all countries within Territory I and Territory 2, until such Pentose Patent Rights and Program Patent Rights terminate or expire within all such countries.

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     10.2 Termination by Either Party.  This Agreement may be terminated by
          ---------------------------
either party (a) by reason of a material breach (other than as provided in Section 10.3) if the breaching party fails to remedy such breach within sixty
(60) days after written notice thereof by the non-breaching party, or (b) upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or dismissed within thirty (30) days after its commencement or institution.

     10.3 Termination by Pentose.  This Agreement may be terminated by Pentose
          ----------------------
if Vitex fails to (i) fulfill its obligations under Section 5.11, unless such failure is reasonably attributable to circumstances beyond Vitex's control, or
(ii) make any payment, issue any equity, or fund any equity purchase as provided hereunder within (10) business days after such payment or funding becomes payable and such failure is not remedied within thirty (30) days after notice thereof by Pentose.

     10.4 Termination by Vitex.  This Agreement may be terminated by Vitex
          --------------------
without cause upon written notice to Pentose (i) before expiration of the Option Period, or (ii) during the period after the expiration of the Option Period and prior to obtaining Regulatory Approval in any country.

     10.5 Effect of Termination. In the event this Agreement is terminated,
          ---------------------
except by Vitex pursuant to Sections 10.2 or 10.4(i) above, Vitex will (i) assign to Pentose all right, title and interest in all Program Technology and Program Patent Rights that are discovered, made or conceived by Vitex, and (ii) shall pay to Pentose an amount equal to the sum of (a) all Development Costs borne by Pentose during the term of the Agreement and (b) Pentose's total cumulative Cost of Goods for the Compounds less such amounts previously paid by Vitex to Pentose pursuant to Sections 3.2 or 5.8 of this Agreement for Pentose's manufacture, supply and delivery of the Compounds. In such event, Vitex agrees to cooperate with and assist Pentose in signing or obtaining signatures for or executing any legal document reasonably requested by Pentose to transfer all right, title and interest in such technology or know-how to Pentose.

     10.6 Survival. The provisions of Sections 5.6, 5.7, 5.14, 6 (with respect
          --------
only to payments accrued at the time of termination but not yet paid), 7.1, 7.2, 7.3, 7.5, 7.7, 10, 11, 12, 13 and 14.5 shall survive termination of this Agreement.

     10.7 Remedies. If either party shall fail to perform or observe or
          --------
otherwise breaches any of its material obligations under this Agreement, in addition to any right to terminate all or any portion of this Agreement, the non-defaulting party may elect to obtain other relief and remedies available under the law.

                                 Confidential


     11.  WARRANTY OF AUTHORITY.
          ---------------------

     Each party represents and warrants to the other (a) that it has the right and power to enter into this Agreement and to extend the rights and licenses granted to the other in this Agreement, and (b) that the performance of such obligations will not conflict with any agreements, contracts or other arrangements to which it is a party. Furthermore, Pentose represents and warrants that to Pentose's best knowledge, there are no patent rights owned by third parties relevant and material to an evaluation of Vitex's freedom to operate with respect to the use of rights licensed hereunder.

     12.  INDEMNITY.
          ---------

     12.1 Vitex Indemnity Obligations. Vitex agrees to defend, indemnify and
          ---------------------------
hold Pentose, its Affiliates and their respective employees and agents harmless from and against all claims, losses, damages or expenses arising as a result of:
(a) actual or asserted violations of any applicable law or regulation by Vitex, its Affiliates or sublicensees by virtue of which the Products manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Products by Vitex, its Affiliates or sublicensees; or (c) a Product recall ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties hereto.

     12.2 Pentose Indemnity Obligations. Pentose, its Affiliates and their
          -----------------------------
respective employees and agents shall not be entitled to the indemnities set forth in Section 12.1 where the loss, damage, or expense for which indemnification is sought was either caused by (a) adulteration or non-conformity with specifications of Compounds manufactured by Pentose or its Affiliates or (b) a negligent act or omission by Pentose, its directors, officers, employees or authorized agents. In case of(a) or (b) above, Vitex shall be entitled to indemnification from Pentose to the extent that such claim, loss, damage or expense is attributable to (a) or (b) above. In addition, Pentose shall indemnify Vitex, its Affiliates and their respective employees and agents from any liability, loss or expense (including reasonable attorneys' fees and expenses of litigation) arising from any claim that the manufacture, use or sale of Compounds infringes any patent right of a third party.

     12.3 Procedure. A party or any of its Affiliates or their respective
          ---------
employees or agents (the "Indemnitee") that intends to claim indemnification under this Section 12 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity

                                 Confidential


provisions of this Section 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 12. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

     13.  CONFIDENTIALITY.
          ---------------

     13.1 Nondisclosure Obligations.
          -------------------------

     (a)  General. Except as otherwise provided in this Section 13, during the
          -------
term of this Agreement and for a period often (10) years thereafter, both parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other party resulting from or related to the development of the Compounds and the Products, including all such information and data exchanged prior to the execution of this Agreement under the terms of a Nondisclosure Agreement dated April 22, 1996 between Melville Biologics, Inc. and Pentose, or derived from or relating to the Research Program and the Cooperative Development Work, and (ii) all information and data not described in clause (i) but supplied by the other party under this Agreement marked "Confidential." For purposes of this Section 13, information and data described in clause (i) or (ii) shall be referred to as "Confidential Information."

     (b)  Limitations. To the extent it is reasonably necessary or appropriate
          -----------
to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Confidential Information it is otherwise obligated under this
Section 13 not to disclose to its consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential; and a party may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Products. The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Confidential Information; (ii) can be shown by written documents to have been disclosed to the receiving party by a third party having

                                 Confidential


a lawful right to disclose it, provided such Confidential Information was not obtained by such third party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party' provided such Confidential Information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party without breach of any of the provisions of this Agreement.

     (c)  Disclosure Required by Law or Government. The Confidential Information
          ----------------------------------------
may be disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided that the receiving party notifies the other party immediately upon receipt thereof and gives the disclosing party the opportunity to seek to limit any such required disclosure.

     13.2 Publications.
          ------------

     (a)  Procedure. Each party recognizes the mutual interest in obtaining
          ---------
patent protection for inventions which arise under this Agreement. In the event that either party, its employees or consultants or any other third party under contract to such party wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (the "Publishing Party"), such party shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication; provided, however, that the Publishing Party need only provide the other party with a copy of a proposed press release within ten (10) days prior to submission for publication or such other period as the parties may mutually agree.

     (b)  Delay. If the Reviewing Party requests a delay as described above, the
          -----
Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed.

     (c)  Resolution. Upon the receipt of written approval of the Reviewing
          ----------
Party, the Publishing Party may proceed with the written publication or the oral presentation, and once any publication is approved, either party may subsequently disclose all or any portion thereof without further approval of the other party.

                                 Confidential


     13.3 Use of Consultants. The parties contemplate that from time to time
          ------------------
during the term of this Agreement third party technical consultants may be employed by either party in connection with the development of Compounds or Products. The parties agree that Confidential Information may be disclosed to such consultants provided that such disclosure shall be limited to such Confidential Information necessary to enable the technical consultant to provide technical consulting services. Each such consultant shall be required to sign an agreement with Pentose or Vitex, as the case may be, setting forth the consultant's obligations, which shall be consistent with such party's obligations hereunder, with respect to such Confidential Information.

     13.4 Injunctive Relief. The parties hereto understand and agree that
          -----------------
remedies at law may be inadequate to protect against any breach of any of the provisions of this Section 13, or Sections 4,7 or 8, by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of Sections 4, 7, 8 or 13.

     14.  MISCELLANEOUS.
          -------------

     14.1 Force Majeure. Neither party shall be held liable or responsible to
          -------------
the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to earthquake, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of such causes. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

     14.2 Assignment. This Agreement may not be assigned or otherwise
          ----------
transferred by either party without the consent of the other party; provided, however, that either Pentose or Vitex may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated third party provided, however, that such party's rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

                                 Confidential


     14.3 Severability. Each party hereby agrees that it does not intend to
          ------------
violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

     14.4 Notices. Any consent, notice or report required or permitted to be
          -------
given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

     If to Pentose:     Pentose Pharmaceuticals, Inc.
                        45 Moulton Street
                        Cambridge, MA 02138
                        Attention:  Martin D. Williams,
                        Vice President Business Development, Sales & Marketing
                        Telephone:  (617) 864-4800
                        Facsimile:  (617) 864-4806

     With a copy to:    Palmer & Dodge LLP
                        One Beacon Street
                        Boston, MA 02108-3 190
                        Attention:  Michael Lytton, Esq.
                        Telephone:  (617) 573-0327
                        Facsimile:  (617) 227-4420

     If to Vitex:       V.1. Technologies, Inc.
                        155 Duryea Road, Melville, NY 11747
                        Attention:  John R. Barr, President and
                                    Chief Executive Officer
                        Telephone:  (516) 752-7314
                        Facsimile:  (516) 752-8754

                                 Confidential


     With a copy to:    Mintz, Levin. Cohn, Ferris, Glovsky and Popeo, P.C.
                        One Financial Center
                        Boston, MA 02111
                        Attention:  William T. Whelan, Esq.
                        Telephone:  (617) 348-1869
                        Facsimile:  (617) 542-2241

     14.5 Arbitration. Any disputes arising between the parties relating to,
          -----------
arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which has not been resolved in accordance with the provisions of Section 5.12 hereof, shall be finally resolved by binding arbitration as herein provided.

     14.5.1   General. Except as otherwise provided in this Section 14.5, any
              -------
arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three (3) arbitrators (the "Arbitration Panel"). Each of Pentose and Vitex shall appoint one (1) arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two (2) arbitrators appointed by Pentose and Vitex. The Arbitration Panel shall be convened upon delivery of the Notice of Arbitration (as herein defined). Any such arbitration shall be held in Boston, Massachusetts. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

     14.5.2   Procedure.
              ---------

     (a) Whenever a Party (the "Claimant") shall decide to institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to the other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the Claimant relies and the issues to be arbitrated (collectively, the "Arbitration Issues"). Within fifteen (15) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitration Panel a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant which are within the Arbitration Issues, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the Arbitration Panel a rejoinder answering such counterclaim.

                                 Confidential

     (b) Within fifteen (15) days after the later of (i) the expiration of the period provided in Section 14.5.2(a) above for the Claimant to deliver a rejoinder or (ii) the completion of any discovery proceedings authorized by the Arbitration Panel: (A) the Claimant shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response, including without limitation the amount of monetary damages, if any, or other relief sought (the "Claimant's Proposal"); and (B) the Respondent shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues, a proposed resolution of any counterclaims set forth in the Response and a proposed resolution of any rejoinder submitted by the Claimant, including without limitation the amount of monetary damages, if any, or other relief sought (the "Respondent's Proposal"). Once both the Claimant's Proposal and the Respondent's Proposal have been submitted, the Arbitration Panel shall deliver to each party a copy of the other party's proposal.

     (c) The Arbitration Panel shall issue an opinion with respect to any Dispute, which opinion shall explicitly accept either the Claimant's Proposal or the Respondent's Proposal in its entirety (the "Final Decision"). The Arbitration Panel shall not have the authority to reach a Final Decision that provides remedies or requires payments other than those set forth in the Claimant's Proposal or the Respondent's Proposal. The concurrence of two (2) arbitrators shall be sufficient for the entry of a Final Decision. The arbitrators shall issue a Final Decision within one (1) month from the later of
(i) the last day for submission of proposals under Section 14.5.2(b) above or
(ii) the date of the final hearing on any Dispute held by the Arbitration Panel. A Final Decision shall be binding on both parties.

     14.6 Applicable Law.  This Agreement shall be governed by and construed
          --------------
in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

     14.7 Entire Agreement. This Agreement, together with all exhibits
          ----------------
hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and other communications between the parties relating hereto. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

     14.8 Headings. Section headings are inserted for convenience of
          --------
reference only and do not form a part of this Agreement.

     14.9 Independent Contractors. It is expressly agreed that Pentose and
          -----------------------
Vitex shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Pentose nor Vitex shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

                                 Confidential


    14.10  Public Announcements. During the term of this Agreement, each party
           --------------------
shall be free to issue one or more press releases or other public announcements or disclosures regarding the activities contemplated herein, subject to the provisions of Section 13, provided that the form and content of each such announcement or disclosure shall be approved in advance by the other party, except to the extent that such announcement or disclosure is required by law. Once any disclosure is approved hereunder, either party may subsequently disclose all or any portion thereof without further approval of the other party.

     14.11 Waiver. Neither party shall by mere lapse of time, without giving
           ------
notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

     14.12 Counterparts. This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.13 Further Assurances. The parties agree to duly execute and deliver,
           ------------------
or cause to be duly executed and delivered, such further instruments and to do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     14.14 Bankruptcy.  All rights and licenses granted under or pursuant to
           ----------
this Agreement are, and shall otherwise be, deemed to be, for purposes of
Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties to this Agreement shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party licensor under the U.S. Bankruptcy Code, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and, to the extent necessary for the exercise of the applicable license rights, all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to the licensee (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee, unless the licensor elects to continue to perform all its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the licensor upon written request therefor by the licensee, provided, however, that upon the licensor's (or its successor's) written notification to the licensee that it is again willing and able to perform all its obligations under this Agreement, the licensee shall promptly return all such tangible materials to the licensor.

                                 Confidential


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth below.

PENTOSE PHARMACEUTICALS, INC.


By:  /s/ Martin D. Williams
     ----------------------
Name:  Martin D. Williarns
Title: Vice President Business Development, Sales & Marketing
Date:  September 30, 1998


V.I. TECHNOLOGIES, INC.



By:  /s/ John R. Barr
     ----------------
Name:  John R. Barr
Title: President and Chief Executive Officer
Date:  October 2, 1998

                                 Confidential

                                   EXHIBIT A

                               DEVELOPMENT COSTS

                                 Confidential


                                   EXHIBIT B

                             PENTOSE PATENT RIGHTS

          COUNTRY                      FILING DATE                       TITLE
------------------------------------------------------------------------------------------
        UNITED STATES                    04/08/97            METHODS FOR
                                                             INACTIVATING A VIRUS
------------------------------------------------------------------------------------------
        UNITED STATES                    08/29/95            METHODS AND COMPOSITIONS FOR
                                                             THE SELECTIVE MODIFICATIONS
                                                             OF NUCLEIC ACIDS
------------------------------------------------------------------------------------------
        UNITED STATES                    05/13/97            METHODS AND COMPOSITIONS FOR
                                                             THE SELECTIVE MODIFICATIONS
                                                             OF NUCLEIC ACIDS
------------------------------------------------------------------------------------------
        UNITED STATES                    10/03/97            METHODS AND COMPOSITIONS FOR
                                                             THE SELECTIVE MODIFICATIONS
                                                             OF NUCLEIC ACIDS
------------------------------------------------------------------------------------------
        UNITED STATES                    01/12/98            METHODS AND COMPOSITIONS FOR
                                                             THE SELECTIVE MODIFICATIONS
                                                             OF NUCLEIC ACIDS
------------------------------------------------------------------------------------------
        UNITED STATES                    01/12/98            METHODS AND COMPOSITIONS FOR
                                                             INACTIVATING VIRUS
------------------------------------------------------------------------------------------
             PCT                         04/07/98            METHODS FOR INACTIVATING A
                                                             VIRUS
------------------------------------------------------------------------------------------
             PCT                         08/29/96            METHODS AND COMPOSITIONS FOR
                                                             THE SELECTIVE MODIFICATION
                                                             OF NUCLEIC ACIDS
------------------------------------------------------------------------------------------
             PCT                         05/13/98            METHODS AND COMPOSITIONS FOR
                                                             THE SELECTIVE MODIFICATION
                                                             OF NUCLEIC ACIDS
------------------------------------------------------------------------------------------
        UNITED STATES                    09/25/98            METHODS TO SELECTIVELY
                                                             INACTIVATE VIRUSES IN
                                                             BIOLOGICAL COMPOSITIONS
------------------------------------------------------------------------------------------
        UNITED STATES                    09/25/98            SOLID PHASE QUENCHING SYSTEMS
------------------------------------------------------------------------------------------

                                       31